PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 47 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 25, 2001                                      Dated August 1, 2001
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                Euro Floating Rate Senior Bearer Notes Due 2007

                            -----------------------

     We may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2007) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the UK Listing Authority for the notes to be admitted to the Official List of the UK Listing Authority and to the London Stock Exchange plc for the notes to be admitted to trading on the London Stock Exchange.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.


     Principal Amount:       Euro 100,000,000

Maturity Date:               August 23, 2007

Settlement Date
  (Original Issue Date):     August 8, 2001

Interest Accrual Date:       May 23, 2001

Issue Price:                 99.938%, plus an amount equal to
                             the initial interest rate applied to
                             the principal amount accrued from
                             and including May 23, 2001 to but
                             excluding the settlement date.

Specified Currency:          Euro

Redemption Percentage
  at Maturity:               100%

Base Rate:                   EURIBOR

Spread (Plus or Minus):      Plus 0.40% per annum

Spread Multiplier:           N/A

Index Currency:              N/A

Index Maturity:              3 months

Maximum Interest Rate:       N/A

Minimum Interest Rate:       N/A

Initial Interest Rate:       4.957%

Initial Redemption Date:     N/A

Initial Redemption
  Percentage:                N/A

Annual Redemption
  Percentage Reduction:      N/A

Optional Repayment
  Date(s):                   N/A

Interest Payment Dates:      Each February 23, May 23, August 23
                             and November 23, commencing
                             August 23, 2001; provided that if any
                             such day (other than the maturity
                             date) is not a business day, that
                             interest payment date will be the next
                             succeeding day that is a business day,
                             unless that succeeding business day
                             would fall in the next calendar month,
                             in which case such interest payment
                             date will be the immediately preceding
                             business day.

Interest Payment Period:     Quarterly

Interest Reset Dates:        Each interest payment date

Interest Reset Period:       Quarterly

Initial Interest Reset Date: August 23, 2001

Interest Determination
  Date:                      The second TARGET Settlement Day
                             prior to each interest reset date

Reporting Service:           Telerate Page 248

Business Day:                TARGET and London

Calculation Agent:           The Chase Manhattan Bank (London
                                    Branch)

Agent:                       Morgan Stanley & Co. International
                                    Limited

Denominations:               Euro 10,000

Temporary Common Code:       013388474

Permanent Common Code:       011633315

Temporary ISIN:              XS0133884741

Permanent ISIN:              XS0116333153

(continued on next page)

            Terms not defined above have the meanings given to those
               terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY

BARCLAYS CAPITAL             COMMERZBANK SECURITIES

Plan of Distribution:

We will issue these notes in temporary global bearer form with the Temporary ISIN XS0133884741 and Temporary Common Code 013388474. Once these notes have been exchanged for notes in permanent global bearer form, on or about September 17, 2001, they will be combined with our Global Medium-Term Notes, Series D, Senior Euro Fixed Rate Notes Due 2007, issued on August 23, 2000, with the ISIN XS0116333153 and the Common Code 011633315, and offered pursuant to pricing supplement No. 27, dated August 9, 2000, to the prospectus and prospectus supplement dated May 18, 2000. Following the exchange, both these notes and the notes issued on August 23, 2000, in a combined aggregate principal amount of Euro 450,000,000, will bear the ISIN XS0116333153 and the Common Code 011633315.

On August 1, 2001, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 99.688%, which we refer to as the "purchase price." The purchase price equals the stated issue price less a combined management and underwriting commission of 0.25% of the principal amount of these notes.




                             Name                         Principal Amount of
                             -----                         -----------------
Morgan Stanley & Co. International Limited.............      Euro 96,000,000
Barclays Bank PLC......................................            2,000,000
Commerzbank Aktiengesellschaft.........................            2,000,000
                                                                 -----------
        Total                                               Euro 100,000,000
                                                                 ===========
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